EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Signs Definitive Agreement to Sell its Bluenotes Operation

Warrendale, PA, November 23, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that the Company has entered into a definitive agreement for the disposition of its Bluenotes retail apparel business to a private company controlled by Mr. Michael Gold, owner of YM Inc., (Sales), a prominent Canadian retailer.  The transaction is scheduled to close on December 5, 2004, and is subject to customary conditions and regulatory approvals.  American Eagle Outfitters will recognize a fourth quarter loss from discontinued operations of approximately $0.08 to $0.11 per diluted share related to Bluenotes.

As announced last week, Management expects fourth quarter earnings from continuing operations to be in the range of $1.00 to $1.03 per share.  This compares to $0.57 per share from continuing operations in the fourth quarter of last year.  The Company will provide updated earnings guidance with the November sales announcement on Wednesday, December 1st.

CEO of American Eagle Outfitters, Jim O'Donnell, commented, "We greatly appreciate the hard work and dedication of the Bluenotes team.  Michael Gold has extensive retail experience in Canada, which we are confident will lead to future success.  With the sale of Bluenotes, we can now devote our attention to expanding the AE brand in the U.S., Canada and worldwide.  We are also well-positioned to focus on the development of our next U.S. retail concept, which will drive additional future growth."

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices.  AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds.  American Eagle Outfitters currently operates 779 AE stores in 49 states, the District of Columbia and Puerto Rico, 69 AE stores in Canada, and 109 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings and the proposed sale of Bluenotes.  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control.  Such factors include, but are not limited to the risk that the proposed sale of Bluenotes may not be completed, the risk that our fourth quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857